Exhibit 99.1

Dear Axiom Corp.,

Your company has been labeled with Caveat Emptor at http://www.otcmarkets.com/stock/AXMM/profile as a warning to investors for the following reason:

Public Interest Concern: OTC Markets Group has become aware of promotion regarding your security having the effect of encouraging trading of your securities in the OTC market. As a matter of policy, when it has come to the attention of OTC Markets that a security has been the subject of extreme promotion, OTC Markets may at its discretion label a security "Caveat Emptor." Promotional activities may include spam emails or mails, news releases and/or newsletters, whether they are published by the issuer or a third party.

The Caveat Emptor symbol (a Skull and Crossbones icon) will remain on the company profile until OTC Market Group believes there is no longer a public interest concern and the company remains qualified for either OTC Pink Current Information or OTCQB.

Companies can maintain their tier by doing the following:

SEC Reporting companies must be current in their reporting obligations to the SEC through the EDGAR system.

Non-SEC Reporting companies must use the OTC Disclosure and News Service to make adequate current information available pursuant to the OTC Pink Basic Disclosure Guidelines and publish an Attorney Letter pursuant to the Attorney Letter Guidelines. The attorney letter must include responses to Exhibit B, Items 14 & 15.

During the time it is labeled Caveat Emptor; quotations will not be published on otcmarkets.com for any security that is not in OTC Pink Current Information or OTCQB.

If you need further information, contact Issuer Services at issuers@otcmarkets.com or (212) 896-4420.

Thank you,

Corporate Services

OTC Markets Group

100 M Street SE, Suite 220 / Washington, DC 20003

Office: (212) 896-4420

Email: issuers@otcmarkets.com

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